Exhibit 10.51

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated this 5th day of November 2020, by and between CVS Health Corporation, a Delaware corporation (the “Company” or “CVS Health”), and Karen S. Lynch (“Executive”) (certain capitalized terms used herein being defined in Article 6).
WHEREAS, Executive is currently employed as Executive Vice President, CVS Health and President, Aetna, pursuant to an employment agreement dated, as of December 10, 2014, which was amended on November 28, 2018 (the “Original Employment Agreement”);
WHEREAS, the Company and Executive desire for Executive to transition from Executive’s position as Executive Vice President, CVS Health and President, Aetna to the position of President and Chief Executive Officer of the Company; and
WHEREAS, in connection with such transition, the Company and Executive desire to amend and restate the Original Employment Agreement in its entirety to reflect the prior amendment thereto and to set forth the revised terms of Executive’s employment as President and Chief Executive Officer of the Company.
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE 1
POSITION; AT-WILL EMPLOYMENT
SECTION 1.01. Position.
(a)     Effective on the 1st day of February 2021 (the “Effective Date”), Executive shall commence her duties as President and Chief Executive Officer of CVS Health and shall provide services to CVS Health and its subsidiaries in accordance with the terms of this Agreement. Executive acknowledges that Executive’s employment under this Agreement will be with CVS Pharmacy, Inc., a Delaware corporation and a subsidiary of CVS Health, and therefore references to the Company in this Agreement shall also refer to CVS Pharmacy, Inc., unless the context indicates otherwise. Executive shall be appointed to the Board of Directors of CVS Health Corporation effective February 1, 2021 and, thereafter, shall be subject to annual re-election by stockholders beginning with the 2021 Annual Meeting of Stockholders.
(b)    In such position, Executive shall have such duties, responsibilities and authority, consistent with such position, as shall be determined from time to time by the Board and shall report to the Board.

(c)    During Executive’s employment with the Company, Executive will devote substantially all of her business time to the performance of her duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall be deemed to preclude Executive, subject to the prior written consent of the Board, from serving on any business, civic or charitable board, managing personal investments or participating in CEO leadership events, as long as such activities do not materially interfere with the performance of Executive’s duties hereunder. If the Company concludes that it is desirable, upon the Company’s request, Executive will resign from any board of directors on which she serves as soon as reasonably practicable considering her fiduciary duty to such board’s company or civic or charitable organization, as the case may be.
SECTION 1.02. At-will Employment. Executive’s employment under this Agreement shall commence on the Effective Date and shall end on the date Executive’s employment is terminated, as provided herein. For the avoidance of doubt, Executive’s employment with the Company shall at all times be on an at-will basis and nothing in this Agreement shall provide Executive the right to employment for any specified period following the Effective Date.
ARTICLE 2
COMPENSATION AND BENEFITS

SECTION 2.01. Base Salary. Starting on the Effective Date, the Company shall pay Executive an annual base salary (the “Base Salary”) at the initial annual rate of $1,450,000 payable in equal monthly installments or otherwise in accordance with the payroll and personnel practices of the Company from time to time. The Base Salary shall be reviewed annually by the Board or the Committee for possible increase in the sole discretion of the Board or the Committee, as the case may be. Executive’s Base Salary, as in effect from time to time, may not be reduced by the Company without Executive’s consent, except in the event of a ratable reduction affecting all senior officers of the Company.

SECTION 2.02. Incentive Compensation. Subject in each case to Executive’s continued employment as contemplated hereby:

(a)    Executive shall be eligible to participate in the Company’s annual bonus plan for similarly situated executives (the “Annual Bonus Plan”) with a target annual cash bonus opportunity of 200% of Base Salary (the “Annual Bonus”). Executive’s eligibility and target annual cash bonus opportunity are subject to periodic review and adjustment by the Board or the Committee. The Annual Bonus shall be determined in accordance with the terms of the Annual Bonus Plan, and payment of the Annual Bonus shall be made at the same time that other senior-level executives of the Company receive their incentive awards, which is generally in March following the plan year.
(b)    Executive shall be eligible to receive annual equity awards at a level commensurate with Executive’s position beginning in calendar year 2021. For 2021, the cash value of Executive’s target annual equity award is $11,000,000. The composition of annual equity awards is currently 75% Company performance stock units (“PSUs”) and 25% stock options. As of the date hereof, PSUs have a three-year cliff vesting period and a two-year post-vesting holding period for net shares of Company common stock delivered upon settlement, and stock options vest in four equal installments on the first four anniversaries of the grant date and have a ten-year term. The Company’s annual equity award program components, terms and weightings are reviewed annually by the Committee and are subject to change.

SECTION 2.03. Employee Benefits; Perquisites.

(a)Executive shall be eligible for employee benefits that are offered to similarly situated executives of the Company.
(b)Executive shall be entitled to use the Company aircraft in accordance with the Company’s aircraft policy, as approved by the Committee and as in effect from time to time. Executive shall reimburse the Company for any costs of personal air travel that exceed $250,000 per calendar year.
SECTION 2.04. Business Expenses.

(a)Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of her duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies as in effect from time to time.
(b)The Company shall provide Executive with appropriate office facilities and support at the Company’s headquarters, which shall be Executive’s principal job location.

ARTICLE 3
CERTAIN BENEFITS

SECTION 3.01. Certain Events. A “Qualifying Event” means any of the following events:

(a)The involuntary termination of Executive’s employment by the Company, other than (y) for Cause, or (z) by reason of Executive’s death or Disability; or

(b)    Executive’s voluntary termination of employment for Good Reason, provided that Executive shall have provided the Company with notice of any event constituting Good Reason no later than 30 days following the occurrence of such event and such termination occurs within 90 days after the occurrence of any event constituting Good Reason (that has not otherwise been cured by the Company prior to the end of such 90-day period).
SECTION 3.02. Separation Payments. Except to the extent provided in Section 5.09 and Section 5.18, Executive shall be entitled to the benefits set forth below (the “Separation Benefits”) upon a termination of employment:

(a)    Upon any termination of employment including by reason of death or Disability, Executive’s voluntary termination of employment (with or without Good Reason) or upon involuntary termination of Executive’s employment by the Company, Executive shall be entitled to:

(i)    Executive’s earned but unpaid Base Salary and other vested but unpaid cash entitlements (including any earned but unpaid cash Annual Bonus for the performance year prior to the year in which Executive terminates employment) for the period through and including the date of termination of Executive’s employment (other than entitlements referenced in Section 3.02(b) below) (the “Accrued Compensation”); and

(ii)    Executive’s other vested benefits earned by Executive for the period through and including the date of Executive’s termination of employment, which shall be paid in accordance with the terms of the applicable plans, programs or arrangements (the “Accrued Benefits”).
(b)    Upon a Qualifying Event, the Company shall pay Executive in addition to the amounts set forth in Section 3.02(a) above:
(i)    Cash compensation through the second anniversary of such Qualifying Event (the “Payment Period”) in equal installments during the Payment Period in accordance with the applicable Company payroll, in an aggregate amount equal to two times the sum of (y) the highest Base Salary in effect during the six-month period immediately prior to the time of such termination of employment and (z) the Executive’s target Annual Bonus opportunity for the year of termination of employment (such payment, the “Cash Severance Payment”), on the condition that Executive has delivered to the Company a release substantially in the form as attached hereto as Exhibit A (with such changes as may be required under applicable law) of any employment-related claims, provided that this release must be signed within 30 days after the Executive’s separation from service and any payment that otherwise would be made within such 30-day period shall by paid at the expiration of such 30-day period, subject to Executive’s execution of such release; provided, however, that if Executive experiences a Qualifying Event within two years following a Change in Control, the Cash Severance Payment shall instead be an aggregate amount equal to two-and-a-half times the sum of (y) the highest Base Salary in effect during the six-month period immediately prior to the time of such termination of employment and (z) the Executive’s target Annual Bonus opportunity for the year of termination of employment.
(ii)    A “Pro-Rata Bonus Amount” for the year of Executive’s termination of employment calculated as Executive’s Annual Bonus opportunity multiplied by a fraction, the numerator of which is the number of days in the year through the date of Executive’s termination of employment and the denominator of which is 365. The Pro-Rata Bonus Amount shall be based on the greater of Executive’s Annual Bonus opportunity at target and the actual funding percentage for the Annual Bonus Plan for such performance period, as determined by the Committee in its sole discretion. Payment of this pro-rata bonus amount, if any, shall be made to Executive at the same time as annual bonuses are paid to senior executives of the Company;
(iii)    With respect to equity awards made prior to the Effective Date, Executive shall be treated as eligible for ‘retirement’ under the vesting and exercise terms of any such equity award. For the avoidance of doubt, ‘retirement’ treatment for equity awards made prior to the Effective Date shall mean: (1) with respect to restricted stock units (excluding the Closing Sign-On Equity Award), performance stock units and any LTIP awards, pro-rated vesting as of Executive’s termination of employment date (with any performance criteria deemed achieved based on actual performance as of the end of the applicable performance period) and settlement on the originally scheduled settlement date; and (2) with respect to stock options and stock appreciation rights, immediate vesting in that portion of the stock option and/or stock appreciation right that would have otherwise vested within one year following Executive’s termination of employment date and the ability to exercise such stock option and/or stock appreciation right for five years following Executive’s termination of employment date; provided, however, that Executive shall not be permitted to exercise any stock option or stock appreciation right beyond the original term of such award. Notwithstanding the foregoing, this Section 3.02(b)(iii) shall not apply to the Closing Sign-On Equity Award or equity awards granted following the Effective Date;

(iv)    With respect to Company equity awards granted following the Effective Date, Executive shall be treated as ‘retirement’ eligible under the vesting and exercise terms of the applicable award agreements relating to Company awards generally applicable to senior-level executives of the Company; and
(v)    Continued participation in all medical, health and life insurance plans at the same benefit and cost sharing level at which Executive and Executive’s eligible dependents were participating on the date of termination of Executive’s employment until the earlier of: (1) the 18- month anniversary of Executive’s termination of employment date; or (2) the date, or dates, Executive receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-bycoverage, or benefit-by- benefit, basis); provided, however, that (A) if Executive is precluded from continuing Executive’s participation in any employee benefit plan or program as provided in this clause (v), Executive shall receive cash payments equal on an aftertax basis to the cost to Executive of obtaining the benefits provided under the plan or program in which Executive is unable to participate for the period specified in this clause (v), (B) such cost shall be deemed to be the lowest reasonable cost that would be incurred by Executive in obtaining such benefit on an individual basis, and (C) payment of such amounts shall be made quarterly in advance. For the avoidance of doubt, Executive acknowledges and agrees that Executive shall be responsible for Executive’s portion of any premiums due in connection with Executive’s continued participation in any medical, health and life insurance plans pursuant to this Section 3.02(b)(v).
To the extent that Executive is a “Specified Employee” within the meaning of Section 409A of the Code at the time of her separation from service, to the extent required by Section 409A and the regulations issued thereunder, the payments to which Executive would otherwise be entitled during the first six months following her separation of service shall be deferred and accumulated for a period of six months and paid in a lump sum on the first day of the seventh month with the seventh month’s payment, with interest on such deferred compensation at the rate paid pursuant to the stable value fund of the Company’s 401(k) plan or, if such fund no longer exists, the fund with the investment criteria most clearly comparable to that of such fund.
(c)    For the avoidance of doubt and consistent with the applicable award agreements, equity awards made by Aetna before the Closing Effective Date, the Closing Sign-On Equity Award, 2018-2020 LTIP and any supplemental LTIP with respect to the 2018-2020 performance period shall be treated as follows: (1) upon an involuntary termination of Executive’s employment by reason of death, unvested awards shall become immediately vested (with any performance criteria deemed achieved based on target performance as of Executive’s death); and (2) upon an involuntary termination of Executive’s employment by reason of Disability, pro-rated vesting as of Executive’s termination of employment date (with any performance criteria deemed achieved based on actual performance as of the end of the applicable performance period); provided that in each case stock options shall remain exercisable for one year following Executive’s termination of employment date, except that Executive shall not be permitted to exercise any stock option beyond the original term of such award.
(d)    If Executive experiences a Qualifying Event within two years following a Change in Control, any outstanding equity awards held by Executive at such time shall be treated in accordance with the terms of the applicable award agreement governing such equity awards.

ARTICLE 4
SUCCESSORS AND ASSIGNMENTS

SECTION 4.01. Successors. The Company will require any successor (whether by reason of a change in control, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Company’s rights hereunder shall not otherwise be assignable without Executive’s consent.

SECTION 4.02. Assignment by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die or become disabled while any amount is owed but unpaid to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to Executive’s devisee, legatee, legal guardian or other designee, or if there is no such designee, to Executive’s estate. Executive’s rights hereunder shall not otherwise be assignable.
ARTICLE 5
MISCELLANEOUS

SECTION 5.01. Notices. Any notice required to be delivered hereunder shall be in writing and shall be addressed if to the Company, to:
CVS Health Corporation
One CVS Drive
MC 1160
Woonsocket, RI 02895
Attn: General Counsel

if to Executive, to Executive’s last known address as reflected on the books and records of the Company or such other address as such party may hereafter specify for the purpose by written notice to the other party hereto. With a copy to Thomas A. Hickey, Esq., Gunster, Yoakley & Stuart, P.A., 777 South Flagler Drive, Suite 500 East, West Palm Beach, FL 33401.
Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.
SECTION 5.02. Legal Fees and Expenses. The Company shall pay all legal fees, costs of litigation, arbitration (i.e., American Arbitration Association and arbitrator fees), prejudgment interest, and other expenses which are reasonably incurred by Executive as a result of any conflict between the parties pertaining to this Agreement or in connection with the termination of Executive’s employment if Executive is the prevailing party as determined by the arbitrator. In addition, the

Company shall pay Executive’s reasonable legal fees and expenses associated with entering this Agreement.

SECTION 5.03. Arbitration. Except as provided in any agreement referenced in Section 5.15, any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within 50 miles from the location of Executive’s principal place of employment with the Company, in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators in that proceeding, shall be binding on the Company and Executive. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. Notwithstanding the foregoing of this Section 5.03, each of the parties agrees that, prior to submitting a dispute under this Agreement to arbitration, the parties agree to submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the Employment Mediation Rules of the American Arbitration Association to take place in Woonsocket, RI (however, such mediation or obligation to mediate shall not suspend or otherwise delay any termination of employment or other action of the Company or affect the Company’s other rights under this Agreement). Except as provided in Section 5.02, each party shall pay its own expenses of such mediation and/or arbitration and all common expenses of such mediation and/or arbitration shall be borne equally by Executive and the Company.

SECTION 5.04. Unfunded Agreement. The obligations of the Company under this Agreement represent an unsecured, unfunded promise to pay benefits to Executive and/or Executive’s beneficiaries, and shall not entitle Executive or such beneficiaries to a preferential claim to any asset of the Company.

SECTION 5.05. Non-Exclusivity of Benefits. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Executive’s rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices provided by the Company, for which Executive may qualify; provided, however, that the Separation Benefits shall be in lieu of any severance benefits under any such plans, programs, policies or practices. Vested benefits or other amounts which Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company (i.e., including, but not limited to, vested benefits under any qualified or nonqualified retirement plan), at or subsequent to the date of termination of Executive’s employment shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.

SECTION 5.06. Employment Status. Nothing herein contained shall interfere with the Company’s right to terminate Executive’s employment with the Company at any time, with or without Cause, subject to the Company’s obligation to provide Separation Benefits and other benefits provided hereunder, if any. Executive shall also have the right to terminate her employment with the Company at any time without liability, subject only to her obligations under the employee covenants or obligations contained in any equity or other awards granted to Executive or any other obligation agreed to by Executive before or after the Effective Date.

SECTION 5.07. Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement nor shall the amount of any payment or benefit hereunder be reduced by any compensation earned by Executive as a result of employment by another employer, including, but not limited to, Executive’s eligibility for any retiree health benefits.

SECTION 5.08. Entire Agreement. This Agreement represents the entire agreement between Executive and the Company and its affiliates with respect to Executive’s employment and/or severance rights, and, as of the Effective Date, supersedes all prior discussions, negotiations, and agreements concerning such rights (including the Original Employment Agreement, as amended).

SECTION 5.09. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as are legally required to be withheld.

SECTION 5.10. Waiver of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

SECTION 5.11. Severability. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

SECTION 5.12. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Rhode Island without reference to principles of conflicts of laws.

SECTION 5.13. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

SECTION 5.14. Indemnification. During Executive’s employment with the Company and for so long thereafter as Executive may have any liability as a result of her service: (a) the Company shall indemnify Executive (and Executive’s legal representatives or other successors) to the fullest extent permitted by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on the Effective Date; and (b) Executive shall be entitled to the protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any officer or director of the Company), against all costs, charges and expenses whatsoever incurred or sustained by Executive or Executive’s legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which Executive (or Executive’s legal representatives or other successors) may be made a party by reason of Executive’s serving or having served as a director, officer or employee of the Company, or any subsidiary or Executive’s serving or having served any other enterprise as a director, officer, employee or fiduciary at the request of the Company. For purposes of this Section 5.14, it is understood and agreed that the Company’s Certificate of Incorporation provide, and shall continue to provide the maximum indemnification permitted by the Company’s State of Incorporation.

SECTION 5.15. Restrictive Covenant Agreement. Concurrently with the execution of this Agreement, Executive shall execute the Company’s Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”), attached hereto as Exhibit B, which shall become effective upon the Effective Date and shall supersede Executive’s current Restrictive Covenant Agreement, dated as of December 8, 2018, which shall remain in full force and effect until such time. Executive acknowledges that the Company may modify such Restrictive Covenant Agreement in the future in connection with the granting of equity awards and Executive agrees to execute a modified agreement to the extent the modification is applicable to senior officers of the Company and not in anticipation of a Change in Control. Upon request by the Company, Executive agrees to execute a new Restrictive Covenant Agreement, with substantially similar post-employment non-competition and non-solicitation periods and limitations as those set forth in the Restrictive Covenant Agreement then applicable to Executive, upon Executive’s termination of employment in exchange for a one-time cash payment equal to $10,000, which shall be paid within 30 days of Executive’s execution of such Restrictive Covenant Agreement.
SECTION 5.16. Stock Ownership Requirements. Executive acknowledges and understands that the Company has adopted certain stock ownership guidelines for executives and that the Company expects Executive to own shares of stock in the Company consistent with Executive’s position in accordance with such stock ownership guidelines, as approved by the Committee and as in effect from time to time.
SECTION 5.17. Section 409A. If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall reform such provision to comply with Section 409A and agrees to maintain, to the maximum extent practicable without violating Section 409A of the Code, the original intent and economic benefit to Executive of the applicable provision. The Company shall not accelerate the payment of any deferred compensation in violation of Section 409A of the Code and to the extent required under Section 409A, the Company shall delay the payment of any deferred compensation for six months following Executive’s termination of employment. When used in connection with any payments subject to Section 409A required to be made hereunder, the phrase “termination of employment” and correlative terms shall mean separation from service as defined in Section 409A. Unless such payments are otherwise exempt from Section 409A, any reimbursements or in-kind benefits provided under Sections 2.03, 2.04, 3.02 or 5.02 of this Agreement shall be administered in accordance with Section 409A, such that: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during one year shall not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other year; (b) reimbursement of eligible expenses shall be made on or before December 31 of the year following the year in which the expense was incurred; and (c) Executive’s right to reimbursement or in-kind benefits shall not be subject to liquidation or to exchange for another benefit. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
SECTION 5.18. Section 280G. Notwithstanding anything in this Agreement to the contrary, in the event the Separation Benefits described in this Agreement either alone or together with any other payments and benefits which Executive has the right receive from the Company or any affiliated company (together with the Separation Benefits, the “Total Benefits”) would subject Executive to an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Company shall reduce the Separation Benefits (the “Benefit Reduction”) by the amount necessary to result in

Executive not being subject to the Excise Tax, if such reduction would result in Executive’s “Net After-Tax Amount” attributable to the Total Benefits being greater than it would be if no Benefit Reduction was effected. For this purpose “Net After-Tax Amount” shall mean the net amount of the Total Benefits that Executive is entitled to receive under this Agreement or any other agreement, plan or arrangement of the Company or otherwise after giving effect to all federal, state and local taxes that would be applicable to such payments, including, but not limited to, the Excise Tax. The determination of whether any such Benefit Reduction shall be effected shall be made by a nationally recognized public accounting firm selected by the Company that is reasonably acceptable to Executive and is not the audit firm of the potential acquirer in any transaction that would constitute a Change in Control (the “Accounting Firm”) and such determination shall be binding on both Executive and the Company. In the event it is determined that a Benefit Reduction is required, the parties shall cooperate in all material respects to mitigate the amount of any such reduction. To the extent that any Benefit Reduction is required following mitigation, then such reduction shall be done first by reducing cash severance; then any accelerated vesting of any equity awards shall be reduced or eliminated or waived, in reverse order of date of grant; and finally any other benefits to which Executive is or may be entitled shall be reduced or eliminated, all as determined by the Accounting Firm.

SECTION 5.19. No provision of this Agreement may be altered, modified, or amended unless such alteration, modification or amendment is agreed to in writing and signed by each of the parties hereto.
ARTICLE 6
DEFINITIONS

SECTION 6.01. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.

“Accounting Firm” has the meaning accorded such term in Section 5.18.
“Accrued Benefits” has the meaning accorded such term in Section 3.02.
“Accrued Compensation” has the meaning accorded such term in Section 3.02.
“Aetna” means Aetna Inc., a Pennsylvania corporation.
“Agreement” has the meaning accorded such term in the introductory paragraph of this Agreement.

“Annual Bonus” has the meaning accorded such term in Section 2.02(a).
“Annual Bonus Plan” has the meaning accorded such term in Section 2.02(a).
“Base Salary” has the meaning accorded such term in Section 2.01.
“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act (including any successor to such rule).
“Benefit Reduction” has the meaning accorded such term in Section 5.18.

“Board” means the Board of Directors of the Company.
“Cash Severance Payment” has the meaning accorded such term in Section
3.02(b)(i).
“Cause” means the occurrence of any one or more of the following:
(a)    Executive’s willful and material breach of Sections 2, 3, 4 or 7 of the Restrictive Covenant Agreement;
(b)    Executive is convicted of a felony involving moral turpitude; or

(c)    Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out Executive’s duties under this Agreement, resulting, in either case, in material harm to the financial condition or reputation of the Company.

For purposes of this Agreement, an act or failure to act on Executive’s part shall be considered “willful” if it was done or omitted to be done by Executive not in good faith and shall not include any act or failure to act resulting from any incapacity of Executive. For purposes of this definition, wherever the term “Cause” is used in plans or other agreements governing Executive’s rights, the term used in such plans or other agreements shall be no less favorable to Executive than the term Cause herein.
A termination for Cause shall not take effect unless the provisions of this paragraph are complied with. Executive shall be given written notice by the Company of its intention to terminate Executive for Cause, such notice (i) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based; and (ii) to be given within 90 days of the Company’s learning of such act or acts or failure or failures to act. Executive shall have 20 days after the date that such written notice has been given to Executive in which to cure such conduct, to the extent such cure is possible. If Executive fails to cure such conduct, Executive shall then be entitled to a hearing before the Committee at which Executive is entitled to appear. Such hearing shall be held within 25 days of such notice to Executive, provided Executive requests such hearing within 10 days of the written notice from the Company of the intention to terminate Executive for Cause. If, within five days following such hearing, Executive is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, Executive shall thereupon be terminated for Cause.

“Change in Control” means the occurrence of:

(a)any Person (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, (iii) any company owned, directly or indirectly, by the stockholders of the Company immediately after the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such occurrence or (iv) any surviving or resulting entity from a merger or consolidation referred to in clause (c) below that does not constitute a Change in Control under clause (c) below) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the 60 day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or of any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company (a “Significant Subsidiary”), representing 30% or more of the combined voting power of the Company’s or such Significant Subsidiary’s then outstanding securities;

(b)during any period of 12 consecutive months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the 12 month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c)the consummation of a merger or consolidation of the Company or any Significant Subsidiary with any other entity, other than a merger or consolidation which would result in the voting securities of the Company or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(d)the consummation of a transaction (or series of transactions within a 12 month period) which constitutes the sale or disposition of all or substantially all of the consolidated assets of the Company but in no event assets having a gross fair market value of less than 40% of the total gross fair market value of all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition).

For purposes of this definition of Change in Control, the term “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 13(d) thereof.

“Closing Effective Date” means November 28, 2018.
“Closing Sign-On Equity Award” means the sign-on equity award granted to Executive on the Closing Effective Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” shall mean the Management Planning and Development Committee of the Board.
“Company” means CVS Health Corporation, a Delaware corporation.
“Disability” means Long-Term Disability, as such term is defined in the Disability Plan.
“Disability Plan” means the long-term disability plan (or any successor disability and/or survivorship plan adopted by the Company) in which Executive participates, as in effect immediately prior to the relevant event (subject to changes in coverage levels applicable to all employees generally covered by such Disability Plan).

“Effective Date” has the meaning accorded such term in Section 1.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
“Excise Tax” has the meaning accorded such term in Section 5.18.
“Executive” has the meaning accorded such term in the introductory paragraph of this Agreement.
“Good Reason” means, without Executive’s express written consent, the occurrence of any one or more of the following: (a) a reduction by the Company of Executive’s Base Salary or Annual Bonus from the level in effect immediately prior thereto, except in the event of a ratable reduction affecting all senior officers of the Company; (b) an assignment of any duties to Executive that is materially inconsistent with Executive’s duties and responsibilities or a material diminution of Executive’s duties and responsibilities, in each case as such duties and responsibilities were in effect immediately following the Effective Date; (c) any failure of a successor of the Company to assume and agree to perform the Company’s entire obligations under this Agreement, as required by Section 4.01 hereof, provided that such successor has received at least ten (10) days written notice from the Company or Executive of the requirements of such Section 4.01; (d) Executive reporting to any person other than the Board; (e) removal of Executive as President and Chief Executive Officer of the Company (other than in connection with a termination of Executive’s employment for Cause); (f) any action or inaction by the Company that constitutes a material breach of the terms of this Agreement; or (g) the Company’s failure to nominate and recommend Executive for re-election to the Board.

“LTIP” means the Company’s long-term incentive program.
“Original Employment Agreement” has the meaning accorded such term in the recitals to this Agreement.
“Payment Period” has the meaning accorded such term in Section 3.02.
“Pro-Rata Bonus Amount” has the meaning accorded such term in Section 3.02.
“PSUs” has the meaning accorded such term in Section 2.02(c).
“Qualifying Event” has the meaning accorded such term in Section 3.01.
“Restrictive Covenant Agreement” has the meaning accorded such term in Section 5.15.
“Separation Benefits” has the meaning accorded such term in Section 3.02.
“Total Benefits” has the meaning accorded such term in Section 5.18.

[Signature page follows]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement on this 5th day of November 2020.

CVS HEALTH CORPORATION
	By:	/s/ Lisa Bisaccia
	Name:	Lisa Bisaccia
	Title:	Chief Human Resources Officer

Acknowledged and Accepted:

CVS PHARMACY, INC.
	By:	/s/ Lisa Bisaccia
	Name:	Lisa Bisaccia
	Title:	Chief Human Resources Officer

EXECUTIVE
/s/ Karen S. Lynch
Karen S. Lynch

Exhibit A: Form of Release Agreement
Exhibit B: Restrictive Covenant Agreement